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                                  EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

         The following table sets forth the computation of basic and diluted earnings per share. For years 1999 and 1998, per share data for earnings is based on an assumed distribution of one share of the Company's common stock for every two shares of USBANCORP, Inc. common stock outstanding.

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (IN THOUSANDS)
Income from continuing operations.........................    $  4,985   $  9,970   $ 11,007
Net (loss) income from discontinued
  mortgage banking operation..............................        (267)       (30)       252
                                                              --------   --------   --------
Net Income................................................    $  4,718   $  9,940   $ 11,259
                                                              ========   ========   ========
DENOMINATOR

Denominator for basic earnings per share-
  weighted-average shares outstanding.....................       6,673      6,670      7,006
Effect of dilutive securities:  Dilutive potential shares
  from stock-based compensation...........................          --         56        123
                                                              --------   --------   --------
Denominator for diluted earnings per share-
  adjusted weighted-average shares outstanding
  and assumed conversions.................................       6,673      6,726      7,129
                                                              ========   ========   ========
Basic earnings per share:
  Income from continuing operations.......................    $   0.75   $   1.49   $   1.57
  Net (loss) income from discontinued
    Mortgage banking operation............................       (0.04)        --       0.04
                                                              --------   --------   --------
  Net income..............................................    $   0.71   $   1.49   $   1.61
                                                              ========   ========   ========
Diluted earnings per share:
  Income from continuing operations.......................    $   0.75   $   1.48   $   1.54
  Net (loss) income from discontinued
    Mortgage banking operation............................       (0.04)        --       0.04
                                                              --------   --------   --------
  Net income..............................................    $   0.71   $   1.48   $   1.58
                                                              ========   ========   ========